Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS THIRD QUARTER 2026 RESULTS INCLUDING RECORD OIL PRODUCTION AND CONTINUED DEBT REPAYMENT

DALLAS, Texas, November 3, 2026 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2026. A slide presentation summarizing the details of this release is included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Third Quarter 2026 Financial and Operational Highlights

•Debt Repayment: $150 million repaid in October 2026.
•Current Production: 230,470 barrels of oil equivalent (“BOE”) per day, a 10% increase compared to the third quarter 2025 production volumes of 209,184 BOE per day. Production for the third quarter was 3% above guidance midpoint of 224,000 BOE per day.
•Capital Expenditures (“CapEx”): $381 million, a 19% reduction or $91 million less than the third quarter of 2025 and 10% below guidance midpoint of $425 million.
•Oil and Natural Gas Reserves: increased 16% to 771 million BOE from December 31, 2025 reserves of 667 million BOE.1
•Natural Gas Revenue: $162 million in the third quarter of 2026 compared to second quarter of 2026 revenue of negative $39 million. This sequential improvement was driven by increased natural gas realizations and the commissioning of the Hugh Brinson pipeline on September 1, 2026.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “The Company's third quarter results beat our expectations handily. The outperformance was built on strong production numbers and momentum provided by acquisitions across both the upstream and midstream businesses. Additionally, we have continued to execute our strategic priorities of integrating this year’s acquisitions into Matador and San Mateo operations. In doing so, we have grown both our oil and natural gas production and our reserve base. We continued to add high-quality inventory and new discoveries, such as the Woodford. This asset growth was achieved while also scheduling regular debt repayments funded by free cash flow generation. Matador previously announced our intention to repay between $350 and $400 million in borrowings by the end of 2026 and we are pleased to report that we have already repaid over $150 million in borrowings so far in the fourth quarter of 2026, which was $50 million more than previously announced. We now expect our leverage ratio to approach 1.5x by year-end 2026.

“As a result of the Company’s operations, production, progress on debt repayments and year-to-date free cash flow generation, we recently announced the eighth dividend increase in five years. Matador’s annual dividend increased to $1.75 per share per year—a 17% increase from our prior annual dividend of $1.50 per share.

Increased Revenues and Capital Discipline

“Oil and natural gas revenues reached record levels in the third quarter. These revenues increased 51% as compared to the third quarter of 2025, up from $810 million to $1.22 billion in the third quarter of 2026. This increase was driven by record production and improved oil and natural gas price realizations. The previously mentioned $162 million in natural gas revenue in the third quarter was a quarterly high this year for Matador. We expect this upward
1 Total proved reserves as of September 30, 2026 are pro forma for the Paloma and Ridge Runner acquisitions, which were completed in October 2026, are based on internal management estimates and are unaudited. Matador’s estimated proved reserves were determined using SEC prices at September 30, 2026 of $72.27 per barrel of oil and $3.620 per MMBtu of natural gas, adjusted for energy content, transportation fees and marketing differentials.

revenue trend will continue, supported by natural gas production growth and improved natural gas pricing provided by the Hugh Brinson pipeline when compared to Waha prices. Natural gas production also increased 10% to 591 million cubic feet per day (“MMcfd”) in the third quarter of 2026 as compared to second quarter of 2026 production of 537 MMcfd, which also added to third quarter of 2026 outperformance. Additionally, Matador expects higher natural gas realizations when its long-term gas sales agreements with liquefaction companies on the Gulf Coast become effective in the first quarter of 2027.

“Matador’s production and revenue outperformance during the third quarter was complemented by better-than-expected CapEx results. Matador’s third quarter 2026 CapEx beat expectations by 10%, supported by well costs of $804 per completed lateral foot during the quarter. These well costs are a 6% reduction compared to $855 per completed lateral foot costs during the same period in 2025. Most importantly, we are pleased to report that well-level capital discipline and efficiencies achieved continue to offset oilfield service inflation. In fact, we expect Matador’s overall cost per completed lateral foot to remain unchanged from our February 2026 guidance range of $785 to $805 for full year 2026.2

San Mateo Growth

“This was a landmark year of growth for our midstream business. San Mateo recently announced increased commitments and dedications for natural gas gathering, treating and processing with a large, financially strong producer in the Delaware Basin. These agreements, combined with existing and future Matador volumes, will underwrite a new 300 MMcfd natural gas processing plant at San Mateo’s Marlan plant complex—which we believe will solidify San Mateo’s position as the largest private natural gas processor in the Northern Delaware Basin. This expansion, together with the integration of the recently acquired Cardinal Midstream assets, are expected to provide sustainable long-term throughput volume growth and increased utilization of San Mateo’s integrated natural gas processing and midstream infrastructure.

“In addition to these agreements, San Mateo delivered solid execution across its existing midstream business, resulting in net income for the first nine months of 2026 of $135 million, compared to net income for the first nine months of 2025 of $160 million. Driven by the highest quarterly Adjusted EBITDA in San Mateo’s history, we now expect, on a combined basis, San Mateo and Matador’s other wholly-owned midstream assets will generate Adjusted EBITDA approaching $400 million for full year 2026, up 17% from full year 2025 Adjusted EBITDA of $332 million. Continued growth is expected to be driven by San Mateo’s strategic alliance with Matador and expanding relationships with third-party San Mateo customers.

Closing Thoughts

“2026 has been a transformational year for Matador and we thank our board, employees in Dallas and the field and all others who took part in the successful execution of four of Matador’s strategic catalysts in 2026, which were:

1.Federal lease sale in May,
2.San Mateo’s acquisition of Cardinal Midstream in July,
3.Paloma acquisition in October, and
4.Woodford discovery and the completion of the Ridge Runner acquisitions in October.

During 2026, propelled by these acquisitions and efficient operations, Matador has grown our oil and natural gas reserves, production, acreage position, number of prospective locations and our dividend, all between 10% and 20% since this time one year ago.”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash
2 As of and as provided on February 24, 2026. Excludes exploration wells.

flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their most directly comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2026 Guidance Update

Effective November 3, 2026, Matador increased its full-year 2026 guidance range for oil, natural gas and total BOE production as set forth in the table below.

Guidance Metric	February Full-Year 2026 Guidance Range	August Full-Year 2026 Guidance Range(3)	Current Full-Year 2026 Guidance Range(3)
Oil Production, Bbl per day	122,000 to 124,000	127,500 to 129,000	128,750 to 129,250
Natural Gas Production, MMcf per day	525.0 to 545.0	546.0 to 567.0	565.5 to 568.5
Total Oil Equivalent Production, BOE per day	209,500 to 215,000	218,500 to 223,500	223,000 to 224,000
Current income taxes (% of pretax income)	0% to 0.5%	0% to 1%	0% to 1%
D/C/E CapEx(1)	$1.35 to $1.44 billion	$1.48 to $1.56 billion	$1.50 to $1.54 billion
Midstream CapEx(2)	$100 to $110 million	$145 to $165 million	$170 to $190 million
Total CapEx	$1.45 to $1.55 billion	$1.625 to $1.725 billion	$1.67 to $1.73 billion

(1) Capital expenditures associated with drilling, completing and equipping wells. Includes 107.6 net operated wells in February full-year 2026 guidance and increased to 112.6 net operated wells in current full-year 2026 guidance.
(2) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Includes the expansion of the Marlan processing plant and pipeline build outs to connect to properties adjacent to acreage acquired in the recent Federal lease sale. Excludes acquisition costs.
(3) Includes production associated with the Paloma and Ridge Runner acquisitions that closed in the fourth quarter of 2026. Includes the Cardinal Midstream acquisition, which closed on July 31, 2026.

Matador raised the midpoint of its full-year 2026 production guidance to the high end of its prior full-year 2026 production range previously provided on August 5, 2026 based on market conditions. This new midpoint represents 7% production growth from year end 2025. In view of Matador’s growing acreage position, similar to 2026, Matador estimates it could deliver mid-single digit growth or better in full-year 2027 as compared to full-year 2026 based on current commodity pricing and oilfield service costs. Matador’s expected 2026 production from 221,000 BOE per day to 223,500 BOE per day is attributable to:

•1,600 BOE per day from better-than-expected production in the third quarter of 2026 as detailed below and

•900 BOE per day from improvements to expected production in the fourth quarter of 2026.

While Matador is not adjusting the midpoint of its 2026 D/C/E capital expenditure guidance of $1.52 billion provided on August 5, 2026, it is narrowing the range of its guidance. Matador is adjusting the midpoint of its 2026 midstream capital expenditure guidance from $155 million in August 2026 to $180 million due to the expansion of the Marlan gas processing complex, which is being underwritten by a new agreement with a large Delaware Basin producer. The midpoint of total capital expenditure expectations of $1.70 billion is flat as compared to total capital expenditures in 2025. Notably, Matador has not made any revisions to its 2026 drilling and completion costs per foot estimates, which remain at $785 to $8053 per completed lateral foot, despite inflationary pressures from service costs.

3 As of and as provided on February 24, 2026. Excludes exploration wells.

Operational and Financial Update

Third Quarter 2026 Oil, Natural Gas and Total BOE Production

Production	Q3 2026 Average Daily Volume	Q3 2026 Guidance Range	Difference	YoY Change
Total, BOE per day	230,470	222,000 to 226,000	+3% Better than Guidance	+10%
Oil, Bbl per day	132,019	128,500 to 130,500	+2% Better than Guidance	+10%
Natural Gas, MMcf per day	590.7	561.0 to 573.0	+4% Better than Guidance	+10%

As summarized in the table above, Matador’s total BOE production averaged 230,470 BOE per day in the third quarter of 2026, which was a 10% year-over-year increase from an average of 209,184 BOE per day in the third quarter of 2025 and 3% better than the midpoint of Matador’s expected third quarter production guidance of 224,000 BOE per day. The better-than-expected oil and natural gas production was primarily due to outperformance of Matador’s new wells that were turned to sales in the third quarter of 2026. Additionally, Matador turned to sales a twelve-well batch earlier during the quarter than expected in our Ranger Asset area.

Third Quarter 2026 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the third quarter of 2026, as compared to the second quarter of 2026 and the third quarter of 2025.

	Sequential (Q3 2026 vs. Q2 2026)			YoY (Q3 2026 vs. Q3 2025)
Realized Commodity Prices	Q3 2026	Q2 2026	Sequential Change	Q3 2026	Q3 2025	YoY Change

Oil Prices, per Bbl	$87.25	$98.16	-11%	$87.25	$64.91	+34%
Natural Gas Prices, per Mcf	$2.99	$(0.79)	N/A	$2.99	$1.95	+53%

Matador’s natural gas volumes started flowing on the Hugh Brinson pipeline, which was commissioned on September 1, 2026, and Matador’s natural gas price realizations and associated revenues reached yearly highs. Natural gas realizations improved to $2.99 per thousand cubic feet (“Mcf”) for the third quarter of 2026, an improvement of $3.78 per Mcf from second quarter average natural gas realizations of negative $0.79 per Mcf.

Third Quarter 2026 Operating Expenses

For the third quarter of 2026, operating expenses of $33.67 per BOE were above the midpoint of Matador’s expected 2026 guidance range of $32.00 to $34.00 per BOE, primarily due to higher midstream operating expense of $3.89 per BOE, as compared to full-year expectations of $3.30 per BOE, primarily due to the Cardinal Midstream acquisition and certain non-recurring costs during the quarter. Notably, however, lease operating expenses (“LOE”) of $5.66 per BOE were better than expectations of $5.80 per BOE, primarily due to lower-than-expected repair and maintenance costs.

For the first nine months of 2026, operating expenses of $32.57 per BOE were below the midpoint of Matador’s expected 2026 guidance range of $32.00 to $34.00 per BOE. Through September 30, 2026, Matador has achieved approximately $15 million in operating expense savings through improved efficiencies relative to its guidance expectations.

Third Quarter 2026 Capital Expenditures

Q3 2026 Capital Expenditures ($ millions)	Actual	August 2026 Guidance
D/C/E	$329.9
Midstream	$51.5
Total	$381.4	$410 to $440

For the third quarter of 2026, Matador’s total capital expenditures were $381.4 million, which was below the low end of the expected range of $410 to $440 million. The lower capital expenditures in the quarter were primarily driven by timing shifts in both the upstream and midstream businesses. Approximately $8 to $10 million of upstream and $20 to $25 million of midstream capital expenditures are expected to shift into the fourth quarter of 2026.

Acquisitions Update

As of November 1, 2026, Matador has closed and initiated the integration of all previously announced acquisitions, including the May 2026 Federal Lease sale, Paloma and Ridge Runner. Looking ahead through year-end 2027, we expect to commence operations on 35 to 40 gross wells associated with the Federal lease sale and Paloma acreage, alongside up to 15 gross Woodford wells in New Mexico and Texas. Complementing these major deals, Matador’s “brick-by-brick” strategy continues to be effective, adding over 25,000 net acres in the Delaware Basin across more than 1,100 selective transactions throughout 2025 and 2026.

Shareholder Returns Update

During the third quarter of 2026, Matador repurchased 253,603 shares of its common stock at a weighted average price of approximately $47.64 per share for a total of $12 million, as compared to Matador’s closing price on October 30, 2026 of $60.88 per share. Matador’s Board of Directors, management and staff also continue to be regular purchasers of Matador’s shares in the open market, further aligning the Company with its shareholders. Matador’s directors and executive officers purchased approximately 23,600 shares of Matador stock during the third quarter of 2026. In addition, over 95% of Matador employees continued to participate in Matador’s Employee Share Purchase Plan, or ESPP.

Midstream Update

The table below sets forth San Mateo’s throughput volumes for the third quarter of 2026, as compared to the second quarter of 2026 and third quarter of 2025.

	Sequential (Q3 2026 vs. Q2 2026)			YoY (Q3 2026 vs. Q3 2025)
San Mateo Throughput Volumes	Q3 2026	Q2 2026	Sequential Change	Q3 2026	Q3 2025	YoY Change

Natural gas gathering, MMcf per day	731	577	+27%	731	530	+38%
Natural gas processing, MMcf per day	695	552	+26%	695	533	+30%
Oil gathering and transportation, Bbl per day	38,300	41,600	-8%	38,300	58,400	-34%
Produced water handling, Bbl per day	412,000	343,400	+20%	412,000	413,700	-<1%

Matador’s midstream assets include (1) San Mateo and (2) wholly-owned assets, which were largely acquired as part of the Advance acquisition in 2023 and the Ameredev acquisition in 2024. San Mateo distributed $30.6 million to Matador during the third quarter of 2026. San Mateo and Matador’s wholly-owned midstream assets had combined quarterly net income of $50.4 million and Adjusted EBITDA of $101.4 million in the third quarter of 2026.

Fourth Quarter 2026 Estimates

Fourth Quarter 2026 Estimated Oil, Natural Gas and Total BOE Production Growth

	Q3 and Q4 2026 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q3 2026	230,470	132,019	590.7	57%
Q4 2026E	238,000 to 242,000	136,000 to 138,000	612.0 to 624.0	57%

As noted in the table above, Matador anticipates sequential quarterly oil production growth of approximately 4%. Matador estimates fourth quarter 2026 record production of approximately 137,000 barrels of oil per day compared to third quarter 2026 volumes of approximately 132,019 barrels of oil per day. This increase is primarily a result of the Paloma and Ridge Runner acquisitions, which closed early in the fourth quarter of 2026 and are expected to contribute approximately 10,000 BOE per day (57% oil) in the fourth quarter.

Fourth Quarter 2026 Estimated Wells Turned to Sales

At November 3, 2026, Matador expects to turn to sales 21 to 23 net operated horizontal wells in the Delaware Basin during the fourth quarter of 2026, including two net wells near acreage acquired in the May 2026 Federal lease sale.

Fourth Quarter 2026 Estimated Capital Expenditures

Matador expects D/C/E and midstream capital expenditures for the fourth quarter of 2026 will be approximately $425 to $485 million, including $340 to $380 million of D/C/E capital expenditures and $85 to $105 million of midstream capital expenditures. The midpoint of the total capital expenditure guidance for the fourth quarter of $455 million is a 19% increase, as compared to $381 million in the third quarter of 2026, primarily due to increased midstream capital investments tied to the expansion of the Marlan processing plant and system build outs to connect to properties adjacent to acreage acquired in the recent Federal lease sale and upstream well timing.

Third Quarter 2026 Earnings Conference Call

The Company will host a live conference call on Wednesday, November 4, 2026, at 10:00 a.m. Central Time to review its third quarter 2026 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI3d5902b4cc47489fae7571af4c82e038 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties. Matador is one of the larger Northern Delaware Basin producers and San Mateo is the largest private natural gas processor in the Northern Delaware Basin.

For more information about Matador Resources Company, visit www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, the expected benefits, opportunities and results of the Cardinal Midstream acquisition, the Paloma acquisition and the Ridge Runner acquisition (collectively, the “Acquisitions”), including the expected impact on cash flows, third-party volumes, system connectivity, flow assurance, expansion opportunities, value creation, reserves additions, inventory additions and other impacts of the Acquisitions, the expected results and commercial viability of Matador’s Woodford acreage and future development thereof, the integration of the Acquisitions, guidance, projected or forecasted financial and operating results, future liquidity, the repayment of debt, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the ability of Matador and San Mateo to integrate the applicable Acquisitions and realize the anticipated benefits of the applicable Acquisitions; the availability and terms of financing; commodity price volatility; operational risks; regulatory changes; disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions, including the effects of inflation; interest rates; tariffs and trade tensions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids or the construction, expansion or operation of Matador’s midstream assets; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather conditions, environmental conditions and natural disasters; evolving cybersecurity risks; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz	Christopher P. Calvert
Senior Vice President - Investor Relations	Executive Vice President and Chief Financial Officer
(972) 371-5225	(972) 371-5443
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
Net Production Volumes:(1)
Oil (MBbl)	12,146	11,476	10,999
Natural gas (Bcf)	54.3	48.9	49.5
Total oil equivalent (MBOE)	21,203	19,622	19,245
Average Daily Production Volumes:(1)
Oil (Bbl/d)	132,019	126,106	119,556
Natural gas (MMcf/d)	590.7	537.1	537.8
Total oil equivalent (BOE/d)	230,470	215,631	209,184
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$87.25	$98.16	$64.91
Oil, with realized derivatives (per Bbl)	$74.84	$83.19	$64.91
Natural gas, without realized derivatives (per Mcf)	$2.99	$(0.79)	$1.95
Natural gas, with realized derivatives (per Mcf)	$2.81	$1.24	$2.03
Revenues (millions):
Oil and natural gas revenues	$1,222.1	$1,087.6	$810.2
Third-party midstream services revenues	$56.3	$44.6	$43.8
Realized (loss) gain on derivatives	$(160.2)	$(72.5)	$3.9
Operating Expenses (per BOE):
Lease operating	$5.66	$5.45	$5.42
Transportation and processing	$1.08	$0.96	$0.98
Midstream operating	$3.89	$3.09	$2.56
Depletion, depreciation and amortization	$16.18	$16.06	$15.87
Taxes other than income	$4.75	$5.24	$3.57
General and administrative(2)	$2.11	$2.10	$1.91
Total(3)	$33.67	$32.90	$30.31
Other (millions):
Net sales of purchased natural gas(4)	$21.2	$80.2	$13.4

Net income (millions)(5)	$172.1	$390.7	$176.4
Earnings per common share (diluted)(5)	$1.39	$3.15	$1.42
Adjusted net income (millions)(5)(6)	$257.5	$324.6	$169.3
Adjusted earnings per common share (diluted)(5)(7)	$2.08	$2.61	$1.36
Adjusted EBITDA (millions)(5)(8)	$738.3	$781.0	$566.5
Net cash provided by operating activities (millions)(9)	$594.4	$937.1	$721.7
Adjusted free cash flow (millions)(5)(10)	$287.6	$303.2	$93.4

San Mateo net income (millions)(11)	$46.9	$46.9	$49.5
San Mateo Adjusted EBITDA (millions)(8)(11)	$94.0	$77.3	$74.1
San Mateo net cash provided by operating activities (millions)(11)	$(25.9)	$119.8	$99.4
San Mateo adjusted free cash flow (millions)(9)(10)(11)	$43.9	$36.1	$3.3
Matador Combined Midstream Adjusted EBITDA (millions)(8)(12)	$101.4	$89.9	$86.2

D/C/E capital expenditures (millions)	$329.9	$411.6	$429.9
Midstream capital expenditures (millions)(13)	$51.5	$24.5	$42.8
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) Includes approximately $0.33, $0.31 and $0.32 per BOE of non-cash, stock-based compensation expense in the third quarter of 2026, the second quarter of 2026 and the third quarter of 2025, respectively.
(3) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(4) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $112.1 million, $41.2 million and $61.0 million less expenses of $90.9 million, $(38.9) million and $47.7 million in the third quarter of 2026, the second quarter of 2026 and the third quarter of 2025, respectively.
(5) Attributable to Matador Resources Company shareholders.
(6) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(7) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(8) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(9) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(10) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(12) Represents activity associated with San Mateo and Matador’s wholly-owned midstream assets.
(13) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Excludes acquisition costs.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash	$11,756	$15,314
Restricted cash	58,357	64,163
Accounts receivable
Oil and natural gas revenues	584,976	286,158
Joint interest billings	211,697	140,043
Other	90,657	103,628
Derivative instruments	6,815	34,052
Lease and well equipment inventory	53,308	43,842
Prepaid expenses and other current assets	236,786	129,368
Total current assets	1,254,352	816,568
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	15,980,199	14,286,726
Unproved and unevaluated	2,668,975	1,823,456
Midstream properties	2,514,284	1,963,059
Other property and equipment	61,226	53,199
Less accumulated depletion, depreciation and amortization	(8,343,733)	(7,395,142)
Net property and equipment	12,880,951	10,731,298
Other assets
Intangible assets, net	263,883	—
Goodwill	54,864	—
Other long-term assets	239,263	162,703
Total other assets	558,010	162,703
Total assets	$14,693,313	$11,710,569
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$878,503	$540,620
Current term loan payable under San Mateo Credit Facility	647,266	—
Royalties payable	378,406	351,062
Derivative instruments	198,376	—
Advances from joint interest owners	79,564	64,169
Other current liabilities	97,561	75,658
Total current liabilities	2,279,676	1,031,509
Long-term liabilities
Borrowings under Credit Agreement	951,000	398,000
Borrowings under San Mateo Revolving Credit Facility	1,002,000	883,000
Senior unsecured notes payable	2,367,642	2,121,102
Asset retirement obligations	258,621	144,063
Derivative instruments	12,130	—
Deferred income taxes	1,205,997	1,015,931
Other long-term liabilities	200,985	120,312
Total long-term liabilities	5,998,375	4,682,408
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,523,381 and 124,409,739 shares issued; and 123,748,440 and 124,262,322 shares outstanding, respectively	1,245	1,244
Additional paid-in capital	2,547,613	2,509,118
Retained earnings	3,540,549	3,153,112
Treasury stock, at cost, 774,941 and 147,417 shares, respectively	(38,999)	(5,333)
Total Matador Resources Company shareholders’ equity	6,050,408	5,658,141
Non-controlling interest in subsidiaries	364,854	338,511
Total shareholders’ equity	6,415,262	5,996,652
Total liabilities and shareholders’ equity	$14,693,313	$11,710,569

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Oil and natural gas revenues	$1,222,121	$810,241	$3,128,436	$2,535,933
Third-party midstream services revenues	56,334	43,833	143,018	119,339
Sales of purchased natural gas	112,085	61,043	234,113	191,696
Realized (loss) gain on derivatives	(160,170)	3,946	(247,151)	13,607
Unrealized (loss) gain on derivatives	(67,727)	19,952	(237,744)	(12,290)
Total revenues	1,162,643	939,015	3,020,672	2,848,285
Expenses
Lease operating	120,076	104,181	334,550	313,822
Transportation and processing	22,980	18,814	56,756	55,326
Midstream operating	82,442	49,337	198,205	145,597
Purchased natural gas	90,900	47,658	94,323	137,735
Depletion, depreciation and amortization	342,961	305,354	950,809	889,847
Taxes other than income	100,762	68,754	274,447	213,813
Accretion of asset retirement obligations	3,995	2,148	8,615	5,642
General and administrative	44,645	36,790	124,942	102,709
Total expenses	808,761	633,036	2,042,647	1,864,491
Operating income	353,882	305,979	978,025	983,794
Other income (expense)
Interest expense	(79,982)	(50,641)	(192,326)	(153,475)
Loss on debt extinguishment	—	—	(15,587)	—
Loss on asset sales	—	(589)	(578)	(589)
Other income	2,747	5,003	11,100	14,011
Total other expense	(77,235)	(46,227)	(197,391)	(140,053)
Income before income taxes	276,647	259,752	780,634	843,741
Income tax provision (benefit)
Current	578	(39,335)	804	6,735
Deferred	80,970	98,463	186,897	191,776
Total income tax provision	81,548	59,128	187,701	198,511
Net income	195,099	200,624	592,933	645,230
Net income attributable to non-controlling interest in subsidiaries	(22,979)	(24,260)	(66,033)	(78,556)
Net income attributable to Matador Resources Company shareholders	$172,120	$176,364	$526,900	$566,674
Earnings per common share
Basic	$1.39	$1.42	$4.25	$4.55
Diluted	$1.39	$1.42	$4.24	$4.54
Weighted average common shares outstanding
Basic	123,808	124,396	124,073	124,668
Diluted	123,888	124,410	124,160	124,729

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating activities
Net income	195,099	200,624	592,933	$645,230
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	67,727	(19,952)	237,744	12,290
Depletion, depreciation and amortization	342,961	305,354	950,809	889,847
Accretion of asset retirement obligations	3,995	2,148	8,615	5,642
Stock-based compensation expense	6,912	6,181	17,529	14,641
Loss on extinguishment of debt	—	—	15,587	—
Deferred income tax provision	80,970	98,463	186,897	191,776
Amortization of debt issuance costs and other debt-related costs	4,309	3,693	11,377	11,029
Other non-cash changes	333	1,867	7,634	2,984
Changes in operating assets and liabilities
Accounts receivable, prepaid expenses and other current assets	(211,461)	19,558	(360,090)	14,360
Lease and well equipment inventory	(5,692)	(10,348)	(10,812)	(32,303)
Other long-term assets	(441)	(495)	1,297	(1,524)
Accounts payable, accrued liabilities and other current liabilities	130,288	36,427	304,553	42,708
Royalties payable	(21,306)	65,342	27,344	115,036
Advances from joint interest owners	1,284	10,031	15,395	36,143
Other long-term liabilities	(546)	2,767	(4,706)	2,707
Net cash provided by operating activities	594,432	721,660	2,002,106	1,950,566
Investing activities
Drilling, completion and equipping capital expenditures	(432,364)	(347,534)	(1,177,707)	(1,093,010)
Acquisition of oil and natural gas properties	(48,676)	(136,713)	(1,277,510)	(261,831)
Acquisition of Paloma	(63,750)	—	(63,750)	—
Acquisition of Cardinal	(723,354)	—	(760,958)	—
Midstream capital expenditures	(57,336)	(77,592)	(96,033)	(237,436)
Acquisition of midstream assets	—	—	(6,200)	—
Expenditures for other property and equipment	(1,609)	(1,291)	(3,697)	(3,047)
Proceeds from sale of assets	—	169	858	22,426
Proceeds from sale of equity method investment	—	—	—	3,263
Net cash used in investing activities	(1,327,089)	(562,961)	(3,384,997)	(1,569,635)
Financing activities
Repayments of borrowings under Credit Agreement	(781,000)	(605,000)	(2,394,000)	(1,840,500)
Borrowings under Credit Agreement	793,000	500,000	2,947,000	1,530,000
Repayments of revolving borrowings under San Mateo Credit Facility	(68,000)	(100,000)	(249,000)	(265,000)
Revolving borrowings under San Mateo Credit Facility	159,000	137,000	368,000	465,000
Proceeds from San Mateo Term Loan under San Mateo Credit Facility	650,000	—	650,000	—
Cost to issue Term Loan	(3,280)	—	(3,280)	—
Cost to amend credit facilities	—	(67)	(2,192)	(530)
Proceeds from issuance of senior unsecured notes	—	—	750,000	—
Cost to issue senior unsecured notes	—	—	(12,909)	—
Purchase of senior unsecured notes	—	—	(509,670)	—
Proceeds from sale-leaseback financing obligation	—	—	24,000	—
Payments on sale-leaseback financing obligation	(353)	—	(684)	—
Repurchases of common stock	(12,087)	(6,457)	(24,193)	(50,706)
Dividends paid	(46,205)	(38,662)	(139,463)	(116,812)
Contributions related to formation of San Mateo	2,000	—	17,100	9,200
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	49,000	—	49,000	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(29,400)	(34,790)	(88,690)	(97,020)
Taxes paid related to net share settlement of stock-based compensation	(51)	(741)	(6,056)	(11,822)
Other	(769)	(381)	(1,436)	(1,096)
Net cash provided by (used in) financing activities	711,855	(149,098)	1,373,527	(379,286)
Change in cash and restricted cash	(20,802)	9,601	(9,364)	1,645
Cash and restricted cash at beginning of period	90,915	86,786	79,477	94,742
Cash and restricted cash at end of period	$70,113	$96,387	$70,113	$96,387

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$172,120	$390,652	$176,364
Net income attributable to non-controlling interest in subsidiaries	22,979	23,000	24,260
Net income	195,099	413,652	200,624
Interest expense	79,982	60,819	50,641
Total income tax provision	81,548	106,837	59,128
Depletion, depreciation and amortization	342,961	315,144	305,354
Accretion of asset retirement obligations	3,995	2,352	2,148
Unrealized loss (gain) on derivatives	67,727	(85,457)	(19,952)
Stock-based compensation expense	6,912	6,099	6,181
Loss on asset sales	—	—	589
Other non-recurring expense (income)	6,115	(573)	(1,866)
Consolidated Adjusted EBITDA	784,339	818,873	602,847
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(46,062)	(37,864)	(36,332)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$738,277	$781,009	$566,515

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2026	2026	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$594,432	$937,128	$721,660
Net change in operating assets and liabilities	107,874	(174,549)	(123,282)
Interest expense, net of non-cash portion	75,673	57,289	46,948
Current income tax provision	578	226	(39,335)
Other non-cash and non-recurring expense (income)	5,782	(1,221)	(3,144)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(46,062)	(37,864)	(36,332)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$738,277	$781,009	$566,515

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
(In thousands)	2026	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$46,894	$46,940	$49,509	$207,242
Depletion, depreciation and amortization	20,487	15,772	13,213	50,751
Interest expense	23,402	13,354	10,933	37,890
Accretion of asset retirement obligations	160	154	119	484
Net loss on impairment	—	—	372	372
Other non-recurring expense	3,063	1,053	—	(2,635)
Adjusted EBITDA	$94,005	$77,273	$74,146	$294,104

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
(In thousands)	2026	2026	2025	2025
Unaudited Adjusted EBITDA Reconciliation to Net Cash (Used in) Provided by Operating Activities:
Net cash (used in) provided by operating activities	$(25,931)	$119,759	$99,417	$248,193
Net change in operating assets and liabilities	94,641	(55,524)	(36,090)	10,821
Interest expense, net of non-cash portion	22,232	12,732	10,447	35,948
Other non-cash and non-recurring expense	3,063	306	372	(858)
Adjusted EBITDA	$94,005	$77,273	$74,146	$294,104

Adjusted EBITDA – Combined Midstream (100%)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
(In thousands)	2026	2026	2025	2025
Matador Midstream(1)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$3,552	$10,966	$10,675	$32,170
Depletion, depreciation and amortization	1,831	1,615	1,411	5,585
Accretion of asset retirement obligations	9	8	5	21
Other non-recurring expense	2,017	—	—	—
Adjusted EBITDA attributable to Matador Midstream(1)	$7,409	$12,589	$12,091	$37,776

Adjusted EBITDA attributable to San Mateo	$94,005	$77,273	$74,146	$294,104

Adjusted EBITDA - Combined Midstream	$101,414	$89,862	$86,237	$331,880

(1) Represents activity associated with Matador’s wholly-owned midstream assets.

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full-cost ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2026	2026	2025
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$172,120	$390,652	$176,364
Total income tax provision	81,548	106,837	59,128
Income attributable to Matador Resources Company shareholders before taxes	253,668	497,489	235,492
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	67,727	(85,457)	(19,952)
Loss on asset sales	—	—	589
Other non-recurring expense (income)	4,614	(1,089)	(1,866)
Adjusted income attributable to Matador Resources Company shareholders before taxes	326,009	410,943	214,263
Income tax expense(1)	68,462	86,298	44,995
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$257,547	$324,645	$169,268

Basic weighted average shares outstanding, without participating securities	123,249	123,557	123,582
Dilutive effect of participating securities	559	599	814
Weighted average shares outstanding - basic	123,808	124,156	124,396
Dilutive effect of options and restricted stock units	80	—	14
Weighted average common shares outstanding - diluted	123,888	124,156	124,410
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.08	$2.61	$1.36
Diluted	$2.08	$2.61	$1.36

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. Matador is unable to provide a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP measure without unreasonable effort due to the inherent difficulty in forecasting certain reconciling items. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
(In thousands)	2026	2026	2025	2025
Net cash provided by operating activities	$594,432	$937,128	$721,660	$2,425,015
Net change in operating assets and liabilities	107,874	(174,549)	(123,282)	(176,189)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(33,668)	(31,475)	(31,030)	(126,916)
Performance incentives received from Five Point	2,000	8,200	—	13,000
Total discretionary cash flow	670,638	739,304	567,348	2,134,910

Drilling, completion and equipping capital expenditures	432,364	367,968	347,534	1,542,253
Midstream capital expenditures	57,336	21,063	77,592	297,746
Expenditures for other property and equipment	1,609	(44)	1,291	4,246
Net change in capital accruals	(96,150)	60,852	76,938	(29,588)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(12,146)	(13,765)	(29,407)	(116,703)
Total accrual-based capital expenditures(3)	383,013	436,074	473,948	1,697,954
Adjusted free cash flow	$287,625	$303,230	$93,400	$436,956

Quarterly distributions from San Mateo to Matador	$30,600	$30,090	$36,210	$136,680

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	December 31,
(In thousands)	2026	2026	2025	2025
Net cash (used in) provided by San Mateo operating activities	$(25,931)	$119,759	$99,417	$248,193
Net change in San Mateo operating assets and liabilities	94,641	(55,524)	(36,090)	10,821
Total San Mateo discretionary cash flow	68,710	64,235	63,327	259,014

San Mateo capital expenditures	31,356	15,195	65,957	252,437
Net change in San Mateo capital accruals	(6,568)	12,897	(5,943)	(14,266)
San Mateo accrual-based capital expenditures	24,788	28,092	60,014	238,171
San Mateo adjusted free cash flow	$43,922	$36,143	$3,313	$20,843